Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Global, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Liberty Global, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K/A (Amendment No. 1) of Liberty Global, Inc.

Our report refers to a change in the Company’s method of accounting for income taxes associated with convertible debt in 2005.

KPMG LLP

Denver, Colorado

January 17, 2007